                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                               Registration File No.: 333-06793



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                       PROSPECTUS SUPPLEMENT NO. 12
                          dated October 20, 1997
                    (To Prospectus dated July 18, 1996)

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                            SFX BROADCASTING, INC.


     This Prospectus Supplement supplements the Prospectus dated July 18, 1996 (the "Prospectus") by SFX Broadcasting, Inc. ("SFX") relating to the resale by certain securityholders of SFX of certain shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") of SFX, upon the terms and subject to the conditions set forth in the Prospectus.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.






          The date of this Prospectus Supplement is October 20, 1997


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     This Prospectus Supplement No. 12 dated October 20, 1997, hereby further amends the Prospectus dated July 18, 1996, Prospectus Supplement No. 1 dated October 1, 1996, Prospectus Supplement No. 2 dated October 18, 1996, Prospectus Supplement No. 3 dated November 7, 1996, Prospectus Supplement No. 4 dated November 22, 1996, Prospectus Supplement No. 5 dated December 17, 1996, Prospectus Supplement No. 6 dated January 27, 1997, Prospectus Supplement No. 7 dated March 20, 1997, Prospectus Supplement No. 8 dated May 7, 1997, Prospectus Supplement No. 9 dated May 16, 1997, Prospectus Supplement No. 10 dated July 30, 1997 and Prospectus Supplement No. 11 dated August 20, 1997 as follows:

     The section of the Prospectus entitled "Selling Securityholders" is hereby amended by adding the following table:


                                   BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                    ON THE DATE HEREOF                       AFTER SALE*
                                    ------------------     NUMBER OF   ----------------------
                                  NUMBER OF   PERCENT OF   SHARES TO    NUMBER OF  PERCENT OF
NAME                               SHARES       CLASS      BE OFFERED     SHARES     CLASS
----                               ------       -----      ----------     ------     -----
Goldman Sachs & Co.                36,510        1.25        36,510         0          **

SBC Warburg Dillon Read Inc.       18,000          **        18,000         0          **

McMahan Securities Company, L.P.    2,100          **         2,100         0          **



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*    Assumes the sale of all shares of the Series D Preferred Stock being offered by the Registration Statement of which this Prospectus is a part.

**   Less than 1%.


     The Series D Preferred Stock is exchangeable for Exchange Notes and convertible into SFX Class A Common Stock as described in the Prospectus. The foregoing chart assumes no such conversion or exchange.

     No other change or amendment is made hereby.